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                                                                    Exhibit 21.1


                    LIST OF SUBSIDIARIES OF THERASENSE, INC.

1. TheraSense Canada, Inc., incorporated on December 3, 2001 as a wholly-owned Canadian subsidiary of Therasense, Inc.

2. TheraSense UK Limited, incorporated on February 26, 2002 as a wholly-owned United Kingdom subsidiary of TheraSense, Inc.